Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q3 2018 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: October 31, 2018/10:00AM ET

CORPORATE PARTICIPANTS

Doug Col, Saia, Inc. – Treasurer

Rick O’Dell, Saia, Inc. – CEO, President and Director

Fritz Holzgrefe, Saia, Inc. – CFO, Executive Vice President and Secretary

CONFERENCE CALL PARTICIPANTS

Brad Delco, Stephens, Inc.

David Ross, Stifel, Nicolaus & Co., Inc.

Amit Mehrotra, Deutsche Bank

Matthew Brooklier, Buckingham Research

Scott Group, Wolfe Research LLC

Ravi Shanker, Morgan Stanley & Co. LLC

Todd Fowler, KeyBanc Capital Markets, Inc.

Tyler Brown, Raymond James

Willard Milby, Seaport Global Securities LLC

PRESENTATION

Operator

Good day, and welcome to the Saia, Inc. Third Quarter 2018 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Douglas Col. Please go ahead, sir.

Douglas Col – Saia, Inc.

Thanks Trevor. Good morning, everyone. Welcome to Saia's third quarter 2018 conference call. Hosting today's call are Rick O'Dell, Saia's President and CEO; and Fritz Holzgrefe, our EVP and CFO.

Before we begin, you should know that during the call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I would like to turn the call over to Rick.

Richard O'Dell – Saia, Inc.

Well, good morning and thank you for joining us. I am pleased to announce record quarterly revenue and earnings for the third quarter 2018. Tonnage grew 7.3% for the quarter and with 11.9% increase in our yield we were able to grow third quarter revenue by 19.2% to a record $426 million.

The Southeastern U.S. experienced another difficult hurricane season, particularly in the Carolinas during the third quarter. Our business in that region was disrupted for several days but we were very fortunate not to sustain extensive damage to our facilities and our employees were all safe through the storms and subsequent flooding in those impacted areas.

Our operating ratio improved by 220 basis points to 90.9% for the quarter and diluted earnings per share grew from $0.55 last year to a record $1.07 per diluted share. Customer demand remained steady through the quarter with what I would describe as normal seasonality. Our financial results continue to benefit from our focus on freight selection and by taking account specific pricing actions where necessary.

The 11.9% yield increase in the quarter marked the 33rd consecutive quarter of year-over-year improvement in our yield. Contractual renewals were similarly strong at an average increase of 10.2% in the quarter. Contractual renewals tend to be annual so the average increase negotiated in the third quarter bodes well for our expected positive pricing well into 2019.

Other key operating metrics that drove our improved year-over-year financial results in the quarter are as follows; LTL shipments per workday rose 5.4%, LTL weight per shipment rose 1.8%, as I mentioned LTL tonnage per workday rose 7.3%, our length of haul benefiting from our expanded geographic reach increased by 2.7% to 835 miles with the 11.9% increase in our yield for the quarter our LTL revenue per shipment increased by 13.9% to a record $233.

Just a couple of other items from the quarter I'd like to mention before I turn things over to Fritz for review of our financial results. Our cargo claims ratio of 0.7% improved from 0.73% a year ago and improved sequentially from 0.82% in the second quarter. The claims ratio is benefiting from continued training initiatives across our network and also the increased experience of our newest associates.

Purchased transportation miles in the third quarter were 10.5% of total linehaul miles compared with 11.6% last year in the third quarter and down from 11.4% in the second quarter of this year. Rail PT miles were about 44% of the total PT miles compared to 32% in the quarter last year as we sought to maximize the used up lower cost rail on a growing long haul segment of business.

With that, I'm going to go ahead and turn the call over to Fritz to review our financial results in more detail.

Frederick Holzgrefe – Saia, Inc.

Thanks Rick and good morning everyone. Third quarter revenue grew 19.2% over the prior year to a record $426 million benefiting from positive shipments, tonnage and yield improvements as Rick mentioned and also from higher fuel surcharge revenue. Fuel surcharge revenue was 49% higher than in the third quarter last year. Operating income grew 58% to $38.7 million compared to $24.6 million earned in the third quarter of 2017. Our operating ratio of 90.9 was 220 basis points better than a year ago.

Net income benefiting from a lower tax rate increased by 96% to $28.2 million. I'd like to comment now on the year-over-year change in a few key expense items. Salaries, wages and benefits rose 15.2% to $224.6 million in the third quarter reflecting the year-over-year increase in our workforce which is nearly 8% larger throughout the quarter versus last year. Also we implemented a wage increase in July which did average approximately 3.5% across the company.

Fuel expense in the quarter rose 37% over last year. National average diesel prices increased 24% compared to third quarter of last year and our miles in the quarter were up 10.8%. Purchase transportation expense in the third quarter rose by 3.9% to $31.2 million and was 7.3% of revenue versus 8.4% last year. PT usage, as a percentage of linehaul miles was down as Rick mentioned helping offset the 15.1% increase in cost per mile of truck PT versus last year. Rail PT cost per mile rose 7.1% from the prior year.

Claims and insurance expense rose 17% in the third quarter compared to the prior year as accident frequency was impacted by the increase in miles versus the prior year. Depreciation and amortization rose 19.5% to $26.7 million compared to $22.3 million in the prior year quarter. The increase reflects our continued investment in tractors, trailers, and forklifts.

Our effective tax rate was 24.7% for the third quarter of 2018 compared with 38.5% in the third quarter of 2017. We expect our full-year tax to be approximately 23.5% to 24%. At September 30, 2018 total debt was $121.3 million inclusive of cash on hand. Net debt to total capital was 15.3%. This compares to total debt of $127 million and net debt to total capital of 19.3% at September 30, last year.

Net capital expenditures in the year-to-date period through September 2018 were $182 million including equipment acquired with capital leases. This compares to $183.9 million of net capital expenditures through the first nine months of 2017. For the full year 2018 we expect net capital expenditures will be approximately $265 million including investments in terminals, terminal improvements, technology, growth equipment, as well as continued investments made to lower the age of our fleet, tractor and forklift fleets.

Now I'd like to turn the call back to Rick.

Richard O'Dell  – Saia, Inc.

Thanks Fritz. 2018 has been a constructive year and we have a busy fourth quarter ahead of us. As we mentioned in our press release we will be opening two terminals in Massachusetts in December allowing us to operate direct coverage to the state. Including the two other terminals opened in Pennsylvania earlier this year we will conclude the year operating 10 terminals in markets that we had not served prior to May of 2017. For 2019 we're planning to open four to six more locations in new markets as we fill out the coverage map across New England.

While the Northeast is a compelling multiyear growth opportunity for us we're also opening terminals in our legacy geography where customer service can be enhanced in additional locations in the market that is closer to the customer. These additional terminals also free up some break capacity at our larger facilities for us to handle more longer haul freight.

This year we opened new terminals in Tacoma, Washington and Fort Worth, Texas and we'll target additional openings in the future as density and the market allows. Our strong financial performance and resulting cash flows are allowing us to fund much of this growth internally and our long term debt is down year-over-year.

Our expanded and enhanced coverage and our business mix management efforts are producing meaningful incremental margins. We believe the environment remains positive for us to continue this strategy and are excited about the prospects for the fourth quarter and into 2019.

With these comments we are now ready to answer your questions.

QUESTIONS AND ANSWERS

Operator

Thank you. [Operator Instructions] We have a question from Brad Delco, Stephens.

Brad Delco- Stephens Inc.

Hey, good morning, guys.

Richard O'Dell – Saia, Inc.

Good morning, Brad.

Frederick Holzgrefe – Saia, Inc.

Hey Brad.

Brad Delco- Stephens Inc.

Rick, first question, maybe this is for Fritz too, can you give us monthly tonnage, or I guess what we needed in September and then where you are through October? And then to the extent you can quantify the hurricane impact in tonnage and margins that would be helpful?

Frederick Holzgrefe – Saia, Inc.

All right, so September tonnage is, well for the benefit of everybody– July, August, and September tonnage are 10.3%, 8.7% and 2.8%, and then shipments were plus 6.7%, 6.6% and 2.7% and then October month to date tonnage positive 1.6% and shipments positive 1%.

Richard O'Dell – Saia, Inc.

Yes, I think one thing let's just talk about kind of what's going on from a mix management standpoint, because I think that's, some of our actions last year late in 2Q and into 3Q we made some meaningful price adjustments to some of our transactional 3PLs that impacted our volumes for a period of time and we continue to be diligent in our efforts to make sure our business mix is profitable.

So when you look at our tonnage, I think it's important to look at segments. So I'm going to give you some numbers here that I think will give you some indication of kind of how our mix management is working within the organization. So for the quarter our field business was up 14.6%, our national account business was down 3%. And our 3PL business was actually up 34% year-over-year for the quarter. And as we go into October our field business continues to grow, it's up 15.5%, our national account business is now down 7.5% from a comp perspective and our 3PL business is up 11.7%.

So as you can see there's some meaningful changes in our business mix management that's producing good financial results and return on invested capital and I think as we work through the business mix management to get business operating in the ranges that we would expect it to and to contribute in obviously our growth prospects will kind of continue with customers that recognize our value proposition.

Brad Delco - Stephens Inc.

Thanks for that. Could you quantify though what impact may be the storms had on either tonnage or margins in Q3?

Frederick Holzgrefe – Saia, Inc.

Not meaningfully to break it out. I mean it created a little bit of inefficiency in the quarter, but keep in mind Brad, although we've mentioned the Carolinas, that's not necessarily a significant area for us and then the Gulf States that's not significant either.

Brad Delco - Stephens Inc.

Okay, and then Rick you gave a good detailed comment on your cost per mile and PT I think you said up 15.1%, when do you renegotiate those, I'm assuming truckload contracts and what would your expectation be on inflationary cost pressure over the next 12 months?

Frederick Holzgrefe – Saia, Inc.

Yes, I think specifically on PT, I mean we're kind of ongoing. We kind of worked through that. I think what you would see our expectation as we watch and see what's going on in the truckload market that's what we'll kind of project. So depending on what your view is on that pricing right now, yes prime mid-single digits, yes.

Brad Delco - Stephens Inc.

Okay, and then maybe last one, the two new terminals in Q4 I noticed you didn't change your full-year CapEx budget. Are these leased facilities or are these being purchased?

Frederick Holzgrefe – Saia, Inc.

Yes, those two are actually leased. There are some improvements in those facilities. We've got other projects that we'll – other facilities that we'll invest in that will – won't open until next year though. That's in our number right now.

Brad Delco - Stephens Inc.

Could you give us the cash CapEx for the year or what you would you expect it to be for Q4?

Frederick Holzgrefe – Saia, Inc.

So to date I think the balance of what we will spend in capital will be cash. We won't use any additional capital leases. So if you look that's roughly $80 to $90 million of the balance on the way. So that's going to be all cash outlay.

Richard O'Dell – Saia, Inc.

There is a major real estate project in there that actually just closed.

Brad Delco - Stephens Inc.

Great, thanks for the time, good results and I'll get back in queue.

Richard O'Dell – Saia, Inc.

Thanks.

Frederick Holzgrefe – Saia, Inc.

Thanks.

Operator

Our next question comes from David Ross, Stifel.

David Ross - Stifel Nicolaus and Co.

Yes, good morning, gentlemen.

Richard O'Dell – Saia, Inc.

Good morning, David.

Frederick Holzgrefe – Saia, Inc.

Hi David.

David Ross - Stifel Nicolaus and Co.

So in the Northeast expansion there is increased average length of haul. A lot of the business initially comes from customer that you are already serving in your legacy territory. Could you describe, I guess the evolution of the Northeast, how much of the business is going to and from legacy Saia terminals and then how much is staying within the region and then at what point do you get enough terminals, is it 10, 12, 14, where you feel you have the coverage density to do a lot more intraregional northeastern freight?

Richard O'Dell – Saia, Inc.

Yes, okay. So today, ballpark wise we're doing about 2000 bills a day to and from the northeast. Of the 2000 bills going in and out of those terminals only about 150 of those are intra northeast. So as you would expect, right, I mean were leveraging our network and I think until you get into full coverage up there in the northeast and I think there'll be some opportunity to penetrate some of that intraregional business, but I would also comment that there are some good carriers up there and some of those rates are very competitive. So it's probably in our best interest to play in that to the extent it makes sense for customers and for us, but also there are some more meaningful returns for handling business that is to and from Saia's network. Our length of haul up there is about 1200 miles.

David Ross - Stifel Nicolaus and Co.

And when you think about the impact of the Northeast business on the network as you've been growing that certainly there's less density in those linehaul runs, what do you think the drag has been on the operating ratio as you've kind of expanded into the Northeast. For example if you worked in the Northeast would you be at sub 90 right now?

Richard O'Dell – Saia, Inc.

Probably. When you run a network business it is kind of difficult to do that. Obviously we have profitability by regions and then while some of the Northeast final legs might not have particularly good density at this point in time, you know the business that flows across let's just say the Carolinas and the Cincinnati regions or the Ohio Valley those reasons profitability has improved because of the density flow through there.

So again, we have regional profitability models and laying profitability models, it's obviously a dynamic situation because if you move into a new market that change the balance ratios. I think I've commented before. One of the benefits of expanding your coverage besides of the obvious benefit to the customer is that the regions in the middle of the country tend to operate better than the ends partially because of those flows from a linehaul perspective as well as P&D density within the terminals themselves right?

Like the Cincinnati regions our profitability model shows that it improved by 400 basis points and the business on a fully allocated basis the business driven from the Northeast is operating about a breakeven now. So it's improved what about 10 operating points and 3 opened out to gate on a fully allocated basis.

David Ross - Stifel Nicolaus and Co.

And then do you think getting up to 3,000 bills a day or 4,000 bills a day gets you back in line with the rest of the system, is there a number you have in mind or is it not that simple?

Richard O'Dell – Saia, Inc.

I mean we have some end terminal progress based on that and how we think it shoulder improve and how that business should operate. So just the way that things work from a fixed cost perspective, you're going to have way better fixed cost coverage from the fixed cost in the Northeast terminal network as we have excess capacity there. In many of the terminals we run routes for coverage as opposed to having them before from a shipment perspective so I think the incremental margins there are going to be forbidding us to and from the Northeast could be as high as 35% which is going to drive the – I would expect to get another 10 OR points from the mature terminals in those regions which is going to be pretty meaningful for us right?

David Ross - Stifel Nicolaus and Co.

Absolutely, thank you very much.

Operator

Our next question is from Amit Mehrotra -Deutsche Bank.

Amit Mehrotra - Deutsche Bank

Thanks, good job with the name. Hey guys, good morning. I wanted to expand a little bit on the pricing backdrop. You know the contract renewals are obviously very strong at 10%. Just wondering if you could give us a sense of how much of the business has been repriced and if there is more to go in terms of re-rating the book of business?

Richard O'Dell – Saia, Inc.

Yes, I mean in our national account business is now operating in the low 90s, so that's been a positive for us so, but there are always lanes that we'd have to look at that may or may not be contributing, but actually I think the book of business is priced pretty well right now and again as you look at – if we get 10.2% on contract renewals we don't retain 100% of that business as you can see some of our comps from the national account based that is in October with shipments being down about 7%, but obviously the revenue per bill is trending in the right direction and all of our data analytics basically have shown us that yield and business mix management would account for most of the gap between our performance and those who I would call benchmark type performers in our industry.

Amit Mehrotra - Deutsche Bank

Yes, I guess may be a better way to ask the question is just how it translates to incremental margins? I mean it was nice to see the incremental is kind of eclipsed above 20% I think on an underlying basis when you adjust some factors out that happened last quarter or last year rather is that, I mean you sounded pretty confident about kind of the operating environment prospectively is now kind of 20% plus the right way to look at it prospectively and then you typically do see this sequential uptake in ORs, you move from 3Q to 4Q just any color here in terms of how we should think about it from a seasonality perspective?

Richard O'Dell – Saia, Inc.

Yes, I think we would kind of expect this to continue to see some modest incremental margin improvement. I mean that's clearly kind of what we're targeting and again that's kind of balanced by some of the terminal openings and some of the training and investments that are associated with that. And then in terms of 4Q, history would be about 100 basis point deterioration and that would be in line with kind of our current expectation.

So if you kind of look at it in spite of comps getting a little bit difficult in some of our business mix management, tonnage isn't looking as strong as our prior comps. But with the yield improvements, we still would expect to have double digit revenue growth and similar kind of sequential margins which would be a meaningful improvement again over prior year.

Amit Mehrotra - Deutsche Bank

Yes, that's very helpful. And then if I could just sneak one last one in here, that's more kind of high level, but I think topical for discussions people are having today as there's obviously been some concern around the deceleration in trends and maybe some concern around the industrial economy.

It seems like a lot of deceleration in your tonnage is really a reflection of kind of rerating the book of business if you will from a pricing perspective. But are you seeing any changes when you talk to customers or look at what your customers are doing either nuanced changes or maybe something more pronounced that maybe gives a little bit more credibility to some of these concerns around slowing macro activity or is it just unfounded in your view and do you think things are still kind of firing all cylinders?

Richard O'Dell – Saia, Inc.

I think things are still pretty good. I mean we're not seeing anything in any segment that would be particularly concerning or something that would set off alarms in any way that we could identify.

Amit Mehrotra - Deutsche Bank

Okay, thanks. Congrats on a good quarter. I Appreciate it.

Richard O'Dell – Saia, Inc.

Thanks.

Frederick Holzgrefe – Saia, Inc.

Thanks.

Operator

Our next question comes from Matthew Brooklier, Buckingham Research.

Matthew Brooklier - Buckingham Research

Yes. Thanks and good morning. So my question around your heavyweight business, as we understand that there's been some moderation in terms of the truckload spot market, just curious to hear if maybe some of your heavyweight business maybe migrated back over to that market?

Richard O'Dell – Saia, Inc.

That's probably fair. Yes, we're seeing some of that as truckload capacity has increased. I mean we don't play in that a whole lot right, but it's a segment of our business that can certainly have an impact. It's probably from a revenue perspective compared to when things were stronger, probably impacted us by about maybe 1% of our revenue.

Matthew Brooklier - Buckingham Research

Okay, pretty minimal. And then can you remind us like as we look into the fourth quarter, what does peak shipping season look like for Saia and also what are your customers telling you about the volume expectations into peak?

Frederick Holzgrefe – Saia, Inc.

I think of it the way our – the quarter kind of works from our business, October is what October is usually a little bit busier in the first couple weeks of November and then the first couple of weeks of December and yes, it's pretty tough the challenge to run efficiently in the other holiday weeks or holiday related weeks. There's a lot of - if you go back in time typically the calendar can change quarter year to year depending on where the holiday winds up.

I mean, we haven't really - similar to Rick's comments around commentary from customers, we haven't noticed any real change there. I think other modes of transport probably are more impacted by holiday than necessarily us. So I don't know that there's real change or difference from the past.

Matthew Brooklier - Buckingham Research

Okay and then did you guys provide terminal count as of the end of 3Q?

Frederick Holzgrefe – Saia, Inc.

Yes, we're at 158 I think it is in the press release.

Matthew Brooklier - Buckingham Research

Okay. I appreciate the time. Thank you.

Richard O'Dell – Saia, Inc.

Thanks.

Operator

Our next question comes from Scott Group, Wolfe Research.

Scott Group - Wolfe Research

Hey, thanks good morning guys.

Richard O'Dell – Saia, Inc.

Good morning, Scott.

Frederick Holzgrefe – Saia, Inc.

Good morning.

Scott Group - Wolfe Research

I totally get all the mix changes here. If we look at comps, it looks like tonnage could maybe flatten out or turn negative by the end of the quarter, maybe first quarter 2019, given the mix changes are you okay with that or do you feel like you want to have tonnage grow and maybe you need to like ease off the pricing a little bit or are you just okay with this because of the mix change?

Richard O'Dell – Saia, Inc.

I mean, obviously we're growing field business, taking share there and benefiting from our enhanced coverage. We're very committed and this is a capital intensive business with driver challenges and recruiting and there's lot of cost associated with that, bringing on new people, training them, et cetera. So we just need to make sure that we're being compensated for that, but that being said, once you get your national account business you know operating in the low 90s that's not a bad start. And we would, we will target growing that segment at those types of margins particularly from a near-term standpoint.

And then obviously, with the terminal openings that we have into some major markets in the Northeast I would be disappointed if we we're trending with negative shipment count standpoint year-over-year over time. It doesn't mean we might not have a month or something like that that would happen, but I wouldn't expect that to happen over a prolonged period of time.

There are some levers that we have, that we could pull should we so desire right, particularly in and out of the Northeast, where we have again city routes running for service and coverage without adequate density. So, there's some good opportunities for us to continue to grow and balance that by making headway from a margin perspective.

Scott Group - Wolfe Research

Okay. That makes sense. And you said now a couple of times the national accounts operating in the low 90s. I guess we always thought that the local accounts ran at much better margins than the national. If national is running at low 90s, how come our OR isn’t better than low 90s on an aggregate basis? And I guess I'm just not sure I follow.

Richard O'Dell – Saia, Inc.

Yes, well there is pressure on field margins as well. They're clearly in the low to mid 80s right. It's a smaller portion of our business and then you got some of the 3PL business has been repriced for us over a period of time and it's that businesses which is kind of a constant optimization that goes on there. But then being a technology company that you're working with, so that's another 11%, 12% of your business that operates at a margin that's now kind of improved backhaul adjusted, but it used to be around 100ish. So that would be a negative.

Field business is kind of in the 30% to 35% of our revenue and national count business is in the 55, so it's not a 50-50 mix from our perspective either.

Scott Group - Wolfe Research

Okay, understood. And then just lastly…

Richard O'Dell – Saia, Inc.

And I would comment too, I mean obviously -- I mean, I commented on the Northeast business operating around the breakeven, so as we make investments up there, while the -- and that's having a bit of a negative impact overall. But it also -- strategically, us leveraging our fixed cost network over a broader base of business over time is going to have good incremental margins as well.

Scott Group - Wolfe Research

Yes, that makes sense. And then just last question, so obviously pretty fantastic pricing renewals. And how do you think we should model revenue per 100 weight net of fuel in 2019 and can we do another year of high single, low double digit yield growth? I mean I know the renewals would tell you that, but is there any offset to think about?

Richard O'Dell – Saia, Inc.

I think it's more of probably given where we are with the company operating at a better position and where, how much of the national account business we've adjusted and repriced to an appropriate level it's probably more of a mid-single digit range on a renewal standpoint, then obviously you got the general rate increase. So probably if you model from here more of a mid-single digit from a renewal perspective 5% to 6% probably as opposed to the high, as the high mid-single digits.

Scott Group - Wolfe Research

Makes sense, okay. Thank you for the time guys. I appreciate it.

Richard O'Dell – Saia, Inc.

Sure.

Frederick Holzgrefe – Saia, Inc.

Thanks Scott.

Operator

Our next question comes from Ravi Shanker, Morgan Stanley.

Ravi Shanker - Morgan Stanley

Thanks. Good morning guys. Just a couple of follow ups here, I think you and some of your peers have said before that maybe some of the TL freight that has bled the LTL market before is now going back, but are you starting to see any kind of LTL strategy coming into the, any of the TLs coming into LTL freight given the losing in the market there?

Richard O'Dell – Saia, Inc.

No, I mean I think it's just very difficult for a truckload carrier to be able to do that. I mean if you look at our average shipment weight of two pallets and 1300 pounds, I don't see how that the economics of that I don't think are going to work.

Ravi Shanker - Morgan Stanley

So that's only something that they kind of resort to when they get really desperate and the market is really weak?

Richard O'Dell – Saia, Inc.

I mean, maybe. I don't see how that works for them very well, but potentially right.

Ravi Shanker - Morgan Stanley

Right, just going back to your kind of mix shifts, again I mean clearly it makes sense that you guys are prioritizing yield with tonnage. I mean how long or how much freight do you guys have to shed before you guys start to grow kind of meaningfully again, I mean aside from macro?

Richard O'Dell – Saia, Inc.

Look, I think we're in pretty good shape and we're going to have a record fourth quarter, sub 92ish type operating ratio would be our current expectation. I mean we're on the fringe of a sub 90 operating ratio and I think it could come from a balance of tonnage growth, our geographic expansion and continued reasonable pricing around our enhanced value proposition. So I don't think we need to shed a lot of tonnage.

We have very few accounts kind of at this point that operate over 100 and those that do are right around 100 to 105 let's say, right and then you have to look at backhaul adjusted contribution margin for certain customers that are in lanes that are attractive to us. So I think you'll see us, I think we're at a position from a company perspective that we don't have to do with just yield we can go to a more balanced approach.

Ravi Shanker - Morgan Stanley

Got it and just lastly, I mean you guys talk about how much of your growth is coming from the Northeast versus the kind of the base business if you will. But if I can try and slice that a little bit finer and when you look at the early Northeast terminals that you guys opened, is the growth there kind of consistent with the rest of national business or is that part of the business still growing faster, albeit not as fast as the new terminals you're opening, but kind of, just trying to figure out kind of if that's normalized or there's still some runway there?

Richard O'Dell – Saia, Inc.

Oh yes, no the terminals that - I mean our history would say, when we open a new market and cross-sell the rest of our geography, it is a multi-year market penetration situation. So it does take a terminal for instance in Newark, New Jersey that we're running at about a 2.2% market share per our calculation and we would expect that to continue to grow by somewhere between 7 tenth of a percent from a market share perspective to 1%.

And that's kind of been our history when we've done geographic expansion and our bolt-on acquisitions in the past and we tend to kind of take share in the market or both take share and benefit from the growth in the marketplace that could be taking place at a rate of somewhere around 70 basis points to 100 basis points on an annual basis on average over a five-year period.

So again, it's a multiyear opportunity. And then again as you open for instance today from as you open additional geography up there we've become a better option for customers. Not only do you get business into Massachusetts but they might also move some more Pennsylvania and New Jersey business to you because they're selecting you for a carrier for a region.

Ravi Shanker - Morgan Stanley

Right, got it. That's helpful. Thank you so much.

Richard O'Dell – Saia, Inc.

Sure.

Operator

[Operator Instructions] Our next question comes from Todd Fowler, KeyBanc Capital Markets.

Todd Fowler - KeyBanc Capital Markets

Great, thanks good morning everyone. Rick, I guess looking out to 2019. I think in the past you've talked about, in a positive pricing environment that you get 100 to 200 basis points of margin improvement annually. I think in the past couple of years, there's probably been some headwinds from the Northeast expansion going into 2019 with the terminals that are opening versus the ones that are maturing, do you have some thoughts on what sort of margin improvement you could see if the current environment stays steady?

Richard O'Dell – Saia, Inc.

Yes, I mean, again we continue to target 150 to 200 basis points.

Todd Fowler - KeyBanc Capital Markets

Okay, so that's something that we can think about for 2019 with the moving parts around the terminal growth and with the environment where it is right now?

Richard O'Dell – Saia, Inc.

Correct, I mean that’s our target. I've been - unless something change is meaningful and then obviously we continue to make investments in our product, quality with the fleet expansion et cetera. I mean there's some fixed cost headwinds there but there's also some other levers we could pull if the environment changes. So I think the range is reasonable given our current outlook and market conditions.

Todd Fowler - KeyBanc Capital Markets

Okay, good. That helps and just to put together some pieces of some of the other questions on the call. You're coming off of two years of very good top line growth and I think that that's been a function of the pricing environment and the underlying strength. If we go back there were a couple of years where tonnage was down and there was more of a focus on yields and it sounds like that, mid-single digits is the place holder for yields. Should we think about from a revenue standpoint that it's a high single digit, revenue increase in 2019, so some yield and then some price on top of it or could it be stronger than that based on the growth in the Northeast?

Richard O'Dell – Saia, Inc.

Yes, I think I'd be disappointed if we couldn't achieve double digit revenue growth.

Todd Fowler - KeyBanc Capital Markets

Okay and just the blend of that would be balanced between tonnage and yield or would it be more weighted towards one or the other?

Richard O'Dell – Saia, Inc.

Probably just given the comps in the material yield increase that we've had throughout this year and our current run rate at this point it's probably heavier on the yield side because of where we are in a run rate standpoint.

Todd Fowler - KeyBanc Capital Markets

Yes, now that makes sense. That's what it sounded like from some of the earlier comments, so okay and then just a last one from me, Fritz at this point do you have any thoughts on where 2019 CapEx would shape out? I'm sure you're kind of finalizing some of the plans, but should we expect it to be similar to where it was in 2018 or if you have a kind of a preliminary number that could be helpful?

Frederick Holzgrefe – Saia, Inc.

Yes, so we're still kind of working through that, we've got a real estate pipeline and equipment kind of orders that we've put in place. But I think in total you're probably looking at a 285 to 300 number depending on where the real estate is. The real variable for us is that real estate number. Right so that depending upon whether or not we look as we identify our terminals whether or not we add them or if we add them as a purchase or as a lease.

Todd Fowler - KeyBanc Capital Markets

Yes, okay that makes sense. Okay, that's what I had. Thanks for the time.

Richard O'Dell – Saia, Inc.

Great, thanks.

Operator

Our next question comes from Tyler Brown, Raymond James.

Tyler Brown - Raymond James

Hey, good morning guys.

Richard O'Dell – Saia, Inc.

Good morning.

Tyler Brown - Raymond James

Hey Rick. There was an 8-K out a couple of weeks ago on some changes in operation personnel. I'm not sure what you can share, but can you talk about that a little bit. Did it have anything to do with operations themselves?

Richard O'Dell – Saia, Inc.

I mean we've kind of just have shuffled the deck with the experienced, put an experienced leader that's longtime with the company into that position. He was in operations obviously for a long portion of his career and we kind of have a I would call the - while the Northeast expansion has been successful. We're kind of having a back to the basics from an execution standpoint from on both our service as well as we think there are some opportunities from a cost perspective I mean. There's a big business mix change but it's quite frankly as much as our yield is up. I mean I would have liked to have had more than 200 basis points over our improvement to be honest with you.

Tyler Brown - Raymond James

Okay. That's helpful. And then Rick or Fritz, I'm not sure which one mentioned it, but I think you mentioned a $30 million real estate deal that you said you closed. Does that mean you finished it up or you're getting ready to start one?

Frederick Holzgrefe – Saia, Inc.

That means we have an investment that we've made and now we need to operationalize it, in other words get it ready for opening will probably be in the first quarter.

Richard O'Dell – Saia, Inc.

Yes, it's a major strike ball for the Northeast where we're releasing our facility, so we'll be moving in there.

Tyler Brown - Raymond James

Okay, so that will be an owned facility is that one particularly large?

Frederick Holzgrefe – Saia, Inc.

Yes it will be our break operation for the Northeast.

Tyler Brown - Raymond James

Okay and then do you have what your door ownership mix is today based on all the terminals we've added this year with a kind of a high mix of lease facilities.

Frederick Holzgrefe – Saia, Inc.

I don't have the current number but we update that in our K as well, but I'll look through that.

Tyler Brown - Raymond James

Okay, now that's helpful. Thanks guys.

Richard O'Dell – Saia, Inc.

Great, thanks.

Operator

Our next question comes from Willard Milby, Seaport Global.

Willard Milby - Seaport Global

Hey, good morning guys. I just wanted to ask a quick on freight and mix as you all continue to merge North. Is there a material change to national account business or intraregional moves as you continue to move north? Is there anything we need to be worried about more freight going in than coming out?

Richard O'Dell – Saia, Inc.

I mean we know what the market is up there and we know what our imbalance ratios are and repriced business in and out of there accordingly. And obviously it's a bit of an inexact science when you open a new region too because you're kind of projecting your costs in the business that you'll take based on the market data that we have available up there. We know what the market is and what the imbalance ratios are and we just obviously project that and you get some actual results and then you have better cost data and you do what you do, what you need to do up there.

But I don't - I'm not - I wouldn't be overly concerned about it and I would also tell you as you add some incremental as we add incremental terminals up there. I mean we have experience and we know what our lane and balances are today. So if you go another 200 miles and open another terminal it's not we know what the market is and we know what our costs are. So we can price it accordingly. I would actually think of at this point in time the risk probably goes down, from a, I will call it some sort of a mispricing scenario.

Willard Milby - Seaport Global

No, thanks that's good color. Also if we kind of look at capacity on terminals that have already been opened up I think last year maybe y’all reached capacity on two of the facilities that were recently opened pretty quickly and I was curious if you're bumping up against maximum utilization on any others and if we should see more expansions of that initial wave of terminals any time soon?

Richard O'Dell – Saia, Inc.

Yes, I mean the $30 million purchase is a major break bulk operation up there. Its 150 doors, so we were in a facility that we knew was going to be inadequate over time. So this was a good strategic immediate availability type situation of a facility that was already used in the marketplace. So it's not incremental doors in the marketplace either. So we're excited about that and how that would have some enhancements for us. And there's a couple terminals we opened that we know won't last us very long.

And got us an opportunity to get into the market and that can be addressed by obviously either a larger facility, coming available potentially a construction project or you kind of do a spinoff terminal that takes part of the coverage which works probably better on an inbound market like the Northeast and it could potentially in a major outbound market where you would lose more linehaul synergies, on the linehaul load average synergies on the outbound side by breaking it up.

So and I think there's some options for us and I would tell you, we have a really good pipeline of facilities in the Northeast from our opening perspective. So we actually have at this point six terminals the two that are going to open in December and four to five more into next year that have already been identified on a pretty far down the road from a implementation perspective. So we feel good about our pipeline at those point in time, where we kind of struggle to find terminals in markets and we spent a lot of time and effort on that and have a nice pipeline of additional expanded coverage underway.

Willard Milby - Seaport Global

Alright, sounds good. Thanks for the time.

Richard O'Dell – Saia, Inc.

Sure.

Operator

At this time I'd like to turn the call back over to Rick. Please go ahead sir.

Richard O'Dell – Saia, Inc.

Great, thank you for your interest in Saia and look forward to continued dialogue.

Operator

Thank you ladies and gentlemen. This concludes today's teleconference. You may now disconnect.